Submission of Matters to a Vote of Shareholders

First Trust ISE Global Copper Index Fund (the "Copper Fund") and First Trust ISE Global Platinum Index Fund (the "Platinum Fund"), each an exchange-traded index fund and a series of First Trust Exchange-Traded Fund II (the "Trust"), announced on June 18, 2015 that the Board of Trustees of the Trust has approved changes to each Fund's investment objective. Shareholders of the Copper Fund approved changes to the Copper Fund's investment objective on September 28, 2015, and shareholders of the Platinum Fund approved changes to the Platinum Fund's investment objective on October 12, 2015. Accordingly, effective on or about the close of business on December 21, 2015, the Platinum Fund's new investment objective will be to seek investment results that correspond generally to the price and yield (before the Platinum Fund's fees and expenses) of an equity index called the Indxx Global Agriculture Index ("Agriculture Index"). The Agriculture Index is developed, maintained and sponsored by Indxx, LLC. In addition, the Platinum Fund will change its name to First Trust Indxx Global Agriculture ETF. The Platinum Fund will continue to list and trade its shares on The NASDAQ Stock Market LLC but will change its ticker symbol to "FTAG." When these changes are effective, the Platinum Fund's shares will also trade under a new CUSIP number. In addition, effective on or about the close of business on December 21, 2015, the Copper Fund's new investment objective will be to seek investment results that correspond generally to the price and yield (before the Copper Fund's fees and expenses) of an equity index called the Indxx Global Natural Resources Income Index ("Natural Resources Index"). The Natural Resources Index is developed, maintained and sponsored by Indxx, LLC ("Indxx"). In addition, the Fund will change its name to First Trust Indxx Global Natural Resources Income ETF. The Copper Fund will continue to list and trade its shares on The NASDAQ Stock Market LLC but will change its ticker symbol to "FTRI." When these changes are effective, the Fund's shares will also trade under a new CUSIP number.